 Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Prestige Wealth Inc. on Amendment No.5 to Form F-1, file No. 333-267999 of our report dated February 10, 2023, with respect to our audits of the consolidated financial statements of Prestige Wealth Inc. as of September 30, 2021 and 2022 and for the years ended September 30, 2020, 2021 and 2022, which report appears in the Prospectus, which is part of the Amendment No. 4 to the Registration Statement filed with the SEC on May 12, 2023.

Marcum Asia CPAs LLP

New York, NY

June 23, 2023

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com